Ex. 99.28(d)(33)(iv)

Third Amendment

to Third Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Ivy Investment Management Company

This Third Amendment to Third Amended and Restated Investment Sub-Advisory Agreement (the “Amendment”) is effective as of the 27th day of April, 2020 (the “Effective Date”), by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Ivy Investment Management Company, a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 28th day of September, 2009, first Amended and Restated effective as of the 1st day of December, 2012, further Amended and Restated effective as of the 1st day of July, 2013, further Amended and Restated effective as of the 25th day of April, 2016, as amended by a first amendment thereto effective as of the 31st day of August, 2016, as amended by a second amendment thereto effective as of the 9th day of September, 2019 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio of JNL Series Trust (the “Trust”), as set forth on Schedule A to the Agreement, for the portion of assets allocated to the Sub-Advisor, as set forth on Schedule C to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved (i) the reorganization of the JNL/FPA + DoubleLine® Flexible Allocation Fund into the JNL/JPMorgan Global Allocation Fund, a series of the Trust, and (ii) the appointment of the Sub-Adviser to manage a portion of assets of the JNL/JPMorgan Global Allocation Fund, to be effective as of the Effective Date.

Whereas, the parties have agreed to amend the Agreement to be effective as of the Effective Date, to (i) remove the JNL/FPA + DoubleLine® Flexible Allocation Fund and its sub-advisory fees and (ii) add the JNL/JPMorgan Global Allocation Fund (for the portion of the assets to be managed by the Sub-Adviser) and its sub-advisory fees, under the terms and subject to the conditions set out below in this Amendment.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2020, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2020, attached hereto.

3)	Schedule C to the Agreement is hereby deleted and replaced in its entirety with Schedule C dated April 27, 2020, attached hereto.

4)	Capitalized terms used but not defined in this Amendment will have the meanings ascribed to those terms in the Agreement. On and after the Effective Date, each reference in the Agreement to “this Agreement”, “the Agreement”, “hereunder”, “herein”, “hereof”, or words of like import will mean and be a reference to the Agreement, as amended by this Amendment.

5)	Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed by the parties. .

6)	Each of the parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

7)	This Amendment may be executed in one or more counterparts, each of which is an original but all of which together shall constitute one document. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as the delivery of an original manually executed counterpart of this Amendment.

In Witness Whereof, the parties have caused this Amendment to be executed effective as of the Effective Date.

Jackson National Asset Management, LLC		Ivy Investment Management Company

By:	/s/ Emily J. Bennett	By:	/s/ James P. DiCristo
Name:	Emily J. Bennett	Name:	James P. DiCristo
Title:	Assistant Vice President	Title:	Assistant Vice President - IOA

Schedule A

Dated April 27, 2020

Fund
JNL/JPMorgan Global Allocation Fund

A-1

Schedule B

Dated April 27, 2020

(Compensation payable solely with respect to the assets listed on Schedule C)

JNL/JPMorgan Global Allocation Fund
Assets up to $1.5 Billion:
Average Daily Net Assets	Annual Rate
$0 to $500 Million	0.55%
$500 to $1.5 Billion	0.47%
When assets exceed $1.5 Billion:
Average Daily Net Assets	Annual Rate
$0 to $1.5 Billion	0.47%
$1.5 Billion to $2.5 Billion	0.43%
Amounts over $2.5 Billion	0.40%

B-1

Schedule C

Dated April 27, 2020

(portion of Fund assets allocated to the Sub-Adviser)

Asset Group	Security Description	Shares/Par
Convertible Bond	Media Group Holdings Series H	3,314,000.00
Common Stock	Media Group Holdings Series T	31,331.953

C-1